EXHIBIT 4.15

                         HIGHLANDS INSURANCE GROUP, INC.

                           AGENCY STOCK PURCHASE PLAN

                            As adopted, March 9, 1998

          1. Purpose The Highlands Insurance Group, Inc. Agency Stock Purchase Plan (the "Plan") is established by the Highlands Insurance Group, Inc. (the "Company") for the benefit of the independent insurance agencies of the Company, and the Company's affiliated and subsidiary insurance companies, which shall be those insurance companies whose stock is owned directly or indirectly by the Company. This Plan provides an Eligible Agency and its Key Employees, as defined below under Section 2, an opportunity to acquire a long-term proprietary interest in the Company through the purchase of the Company stock at a discount from fair market value. In offering this Plan, the Company seeks to foster the common interests of the Company and its independent agencies and employees thereof in achieving long-term profitable growth for the Company. Accordingly, the Company has created this Plan for the purpose of facilitating the purchase of and long-term holding of shares of its stock by an Eligible Agency and its Key Employees and not for such Agency's or Key Employee's short-term gain. It is expected that an Eligible Agency or Key Employee thereof that purchases shares of stock hereunder will hold such shares on a long-term basis, as the Plan is not intended to benefit an agency or employee which demonstrates a pattern of immediate resale of shares acquired hereunder and, as discussed in Paragraph 2 below regarding eligibility, such a pattern of conduct will cause an otherwise Eligible Agency to become ineligible for continued participation in the Plan.


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          2.  Eligibility

          a. An agency designated as an Eligible Agency by the Company is eligible to participate in this Plan. An Eligible Agency shall be an agency which, as determined by the Company in its discretion, is an agency that brings value to the Company or affiliates and subsidiaries and with which the Company seeks a long term relationship. The Company, in its discretion, may base eligibility on agency segmentation, class or any other factor(s) which indicates value to the Company, directly or indirectly. Continued eligibility will be subject to the Company's periodic review.

          b. An Eligible Agency that participates in this Plan may direct that shares purchased under this Plan from its contributions pursuant to this Plan be registered as of the date of purchase in the name of certain persons associated with the agency. Such persons shall only be
          (i) the principal or principals of an Eligible Agency that is a proprietorship, (ii) the general partner or general partners of an Eligible Agency that is a partnership, (iii) the officers and stockholders of an Eligible Agency that is a corporation, (iv) employee benefit plans of such entities established for the benefit of any of the foregoing persons, and (v) key employees designated by the principal or principals of an Eligible Agency that is a proprietorship, the general partner or general partners of an Eligible Agency that is a partnership, or the executive officers of an Eligible Agency that is a corporation. The Company's determination of which individuals are eligible for direct registration under this Plan will

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          be final,  conclusive  and  binding.  All  persons  enumerated  in (i)
          through (v) above who are designated by any such Eligible Agency to participate in the Plan are referred to herein as "Key Employees."

          c. A pattern of immediate resale of stock acquired under this plan by an Eligible Agency or a Key Employee thereof shall be a factor in the Company's determination of the Eligible Agency's continued eligibility for the Plan because it shows that an Eligible Agency and its Key Employees are not interested in sharing in the long term profitable growth of the Company.

          3. Method of Payment and Amount of Contribution There shall be one method of payment to purchase stock. An Eligible Agency may elect to purchase stock through lump sum payments to the Company. The Eligible Agency shall pay to the Company by June 20th or December 20th a dollar amount in a lump sum. In each Subscription Period an Eligible Agency may contribute, in $1,000 increments, an aggregate minimum of $1,000 and maximum of $30,000 toward the purchase of stock; provided however, that in any calendar year the aggregate maximum contribution by an Eligible Agency toward the purchase of stock shall not exceed $30,000.

          If at any time throughout a Subscription Period an Eligible Agency's total payments exceeds the maximum permitted for such agency, then such excess amount will be returned within a reasonable period of time to the Eligible Agency without interest.


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          4.  Duration of Offer and  Subscription  Periods This Plan shall be in effect from March 9, 1998 through and including December 31, 1999, unless extended by the Company in its sole discretion. During the duration of the Plan there will be 4 "Subscription Periods". Each Subscription Period runs from January 1 through June 30 or from July 1 through December 31; provided, however that the initial Subscription Period shall run from the month following the month in which the registration statement under the Securities Act of 1933, as amended concerning the Stock subject to this Plan (the "Registration Statement") has become effective and end on June 30.

          5. Enrollment

             An Eligible Agency that wishes to make lump sum payments during a Subscription Period shall remit a lump sum to the Company along with a Subscription Agreement for that Subscription Period by June 20th or December 20th of the Subscription Period.

          6. Number of Shares to be Offered

             The total number of shares to be made available under the Plan is 500,000 shares of common stock of the Company ("Stock"). In the event this amount of Stock is subscribed prior to the expiration of the Plan, the Plan may be terminated in accordance with Section 14 of the Plan.

          7. Subscription Price The "Subscription Price" for each share of Stock shall be ninety percent (90%) of the closing price of such share as quoted on the New York Stock Exchange on the day of purchase; provided, however, that the price shall never be less than $1.00 per share.


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          8. Purchase of Shares

             As of the last day of each Subscription Period any lump sum payments, not to exceed $30,000, will be credited to the account of the Eligible Agency making such payments and the amount then so credited will be divided by the Subscription Price for such Subscription Period. The full amount of whole shares, excluding fractional shares, which results will then be allocated to the accounts maintained on the books of the Company's stock transfer agent ("Plan Accounts") for the Eligible Agency and its Key Employees in accordance with the allocations specified in the most current form regarding stock registration filed with the Company by the Eligible Agency. All amounts of lump sum payments by an Eligible Agency that would otherwise entitle the agency or its Key Employees to a fractional interest in shares will be returned within a reasonable period of time to the Eligible Agency without interest. The Company shall be entitled to rely on the most recent form regarding stock registration executed in accordance with rules and procedures established by the Board of Directors, and the Company shall have no liability for allocation of shares consistent with such form. Unless otherwise requested by the enrolled Eligible Agency, or Key Employee, shares will be issued and titled in the name of the enrolled Eligible Agency, or Key Employee, as the case may be. An enrolled Eligible Agency and its Key Employees will receive a statement of account in a timely fashion following the end of each Subscription Period in which shares are acquired. In the event the number of shares subscribed for any Subscription Period exceeds the number of shares available for sale under the Plan for such period, the available shares shall be allocated among all the Eligible Agencies in proportion to their Plan Account balances.


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          9. Withdrawal  from the Plan

             An enrolled Eligible Agency may withdraw from the Plan at any time prior to the end of a Subscription Period. At the time of withdrawal the amount of cash credited to the account of the Eligible Agency for that Subscription Period will be refunded in cash without interest. If an Eligible Agency withdraws, such Eligible Agency may not resubscribe until after the next full Subscription Period has elapsed.

          10.  Special Rules for Section 16 Officers and 5% Owners

               An agency which would otherwise be an Eligible Agency may not participate in this Plan if the agency is subject to Section 16 of the Securities Exchange Act of 1934, as amended, in connection with the Company or is a 5% owner of the Company as defined under Section 13 of said Act. If an Eligible Agency is enrolled in the Plan and becomes subject to Section 16 or a 5% owner, then such Eligible Agency will be deemed to have withdrawn from the Plan and all amounts credited will be refunded in cash.

          11.  Termination of Agency Status

               Termination of agency status for any reason shall be treated as an automatic withdrawal as set forth in Section 9.

          12.  Assignment and Issuance of Shares

               No Eligible Agency or Key Employee may assign its subscription or rights to subscribe to any other entity (including its shareholders or partners) and any attempted assignment shall be void. All shares issued under this Plan shall be titled in the name of the Eligible Agency. Notwithstanding the foregoing, an Eligible Agency may permit direct registration of stock in the name of a Key Employee as described in paragraph 8 hereof.


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          13.  Adjustment of and Changes in the Stock

               In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares, or otherwise), or if the number of shares of Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each share of Stock theretofore reserved for sale under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.

         14.   Amendment or Discontinuance of the Plan

               The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice provided that no participant's existing rights are adversely affected thereby.

         15.   Administration

               The Plan shall be administered by a committee to be appointed by the Board of Directors consisting of three employees of the Company. The committee may from time to time adopt rules, regulations and procedures for carrying out the Plan. Interpretation or construction of any provision of the Plan by the committee shall be final and conclusive on all persons absent contrary action by the Board of Directors.

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         16.   Titles

               Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

         17.   Applicable Law

               The Plan shall be construed, administered and governed in all respects under the laws of the state of Delaware.

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